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                                                                    Exhibit 23.1




                           CONSENT TO INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Greentree Software, Inc.

    We consent to the incorporation by reference in the registration statement (No. 333-05245) on Form SB-3 of Greentree Software, Inc. of our report dated September 11, 1996, relating to the balance sheet of Greentree Software, Inc. as of May 31, 1996 and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the May 31, 1996 annual report on Form 10-KSB of Greentree Software, Inc.

    Our report dated September 11, 1996 contains an explanatory paragraph that states that "the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 5 to the financial statements, the Company has incurred substantial losses from operations, has a working capital deficit, an accumulated deficit, and a liquidity deficiency, and is currently party to two lawsuits, one of which involves its rights to continue to sell its primary product. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans and assessments in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

                                       /s/  KPMG Peat Marwick LLP

St. Petersburg, Florida
September 12, 1997